Free Writing Prospectus

VanEck Merk Gold Trust

2020-01-16 OUNZ inspection

0001546652

Pursuant to 433/164

333-180868

MERK INVESTMENTS LLC

555 Bryant St #455 · Palo Alto, CA 94301

VanEck Merk Gold Trust

2 Hanson Place

Brooklyn, NY 11217

January 16, 2020

RE: COUNT OF GOLD BULLION

To whom it may concern:

As a Senior Analyst of the Sponsor of the VanEck Merk Gold Trust (NYSE: OUNZ, “Trust”), I am authorized to visit the premises of the Trust’s custodian for the purpose of examining the Trust’s gold.

On Thursday, January 16, 2020, I conducted an on-site inspection of the Trust’s gold at the London vault of JPMorgan Chase Bank, N.A. (“Custodian”). My inspection included a spot check of bars, including confirming their weights.

At the time of my inspection, 309 Gold Bars were held by the Custodian on behalf of the Trust on an allocated basis.

In total, according to the records of the Custodian, 125,216.526 fine troy ounces of Gold were held on an allocated basis. The Gold Bars weighed between 369.138 and 429.139 fine ounces of Gold with a purity between 99.51% and 99.99%. These records are consistent with those of Bank of New York Mellon (the “Trustee”) and my inspection.

No anomalies were identified during my inspection.

Merk Investments LLC

Nick Reece

For a definition of the capitalized terms, please also see the Trust’s prospectus at merkgold.com/prospectus.